Exhibit 10.3

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of May 31, 2012, is by and among APOLLO DIAMOND GEMSTONE CORPORATION, a Delaware corporation (“ADGC”), and SCIO DIAMOND TECHNOLOGY CORPORATION, a Nevada corporation (“SCIO”).   ADGC may be referred to in this Agreement as the “Seller” and SCIO may be referred to in this Agreement the “Purchaser.” Seller and Purchaser may be referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

RECITALS

     WHEREAS, Seller has previously been engaged in the business of manufacturing and marketing laboratory-created gemstone diamonds (the “Business”) using the proprietary technology of its parent company, Apollo Diamond, Inc. (“ADI”) and technology, trade secrets, patents  and inventory developed by the Seller;

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, certain of the property, inventory,  and assets, rights, and privileges of Seller related to, used in, or otherwise associated with the previous operation of the Business on the terms and subject to the conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the promises and mutual agreements, benefits, representations, warranties, and covenants of the Parties contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound subject to the terms and conditions hereof, the Parties each agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

     1.1 Definitions and Interpretation. Unless otherwise expressly provided to the contrary in this Agreement (a) capitalized terms used herein shall have the meanings set forth in Section 1.2, unless the context otherwise requires and (b) this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.3.

     1.2  Definitions.  Subject to Section 1.3 below, the following terms shall have the following definitions when used in the Agreement:

“Accredited Investor” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

“ADGC” has the meaning set forth in the Preamble.

 “ADI” has the meaning set forth in the Preamble.

 “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another Person.  As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Purchaser, on the one hand, and Seller, on the other hand, will not be deemed to be Affiliates of each other.

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“Agreement” has the meaning set forth in the Preamble.

“Business” has the meaning set forth in the Recitals above.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Greenville, South Carolina are authorized or required by Law to close.

“Cash Payment” has the meaning set forth in Section 2.3.

“Claim” means any demand, claim, cause of action, suit, demand, judgment, complaint, notice of noncompliance or violation, or other assertion of Liability.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

 “Consent” means any necessary ratification by, notification requirement to, filing or registration with, or consent, waiver, approval, permit, or other authorization from, a Governmental Authority or other third party.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Purchased Assets to Purchaser; (b) the execution and delivery of the Transaction Documents; and (c) the performance by the Parties of their respective covenants and obligations under this Agreement.

“Contract” means any contract, agreement, lease, license, instrument, commitment, or other obligation or arrangement (whether written or oral), and any liability, cost, or expense of whatever kind or nature relating to the foregoing, that is binding on a Person or any part of its property under applicable Law.

 “Damages” means any and all damages, losses, liabilities, payments, obligations, penalties, fines, assessments, charges, costs, Taxes, disbursements or expenses (including interest, awards, judgments, settlements, costs of redemption, fees, reasonable disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever) and court costs.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

 “Governmental Authority” means the United States and any foreign, state, county, city, or other political subdivision and any department, commission, ministry, board, bureau, agency, commission, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof or any quasi-governmental or private body exercising any regulatory, administrative, taxing, importing, exporting, or other governmental or quasi-governmental function and any self-regulatory organization, such as a securities exchange.

“Governmental Order” means any Order, directive, writ, judgment, injunction, decree, stipulation, determination, or award by or with any Governmental Authority.

 “Interim Period” means the period of time from the date of this Agreement until the earlier of the Closing or the Termination Date.

“Knowledge” “Know” “Knowing” means in the case of Seller, the actual knowledge of the Seller directors, officers, employees, representatives or agents after reasonable inquiry, but without independent investigation and, in the case of Purchaser, the actual knowledge of the Purchaser’s directors or officers after reasonable inquiry, but without independent investigation.

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“Law” means all applicable local, state, federal, tribal, and foreign laws (whether statutory or common) and rules, regulations, rules, tariffs and regulatory authorizations, codes (including the Code), and ordinances promulgated thereunder, as well as case law, judgments, orders, consent orders, or decrees.

“Lease” means any lease or sublease, including any amendments thereto, of any Purchased Asset.

 “Liabilities” means any and all expenses, debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any charge against or interest in property to secure payment of a debt or performance of an obligation such as a Claim, debt, mortgage, indenture, hypothecation, encumbrance, Liability, lien, right of redemption, security interest, mechanic’s or materialman’s lien, judgment lien, assessment, special assessment, title defect, restriction, reservation, reversion, Contract, or right or interest of any third party, whether absolute or contingent, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Material Adverse Effect” with respect to any Person means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other related Effects, is, or would be reasonably expected to be, materially adverse (i) to the condition (financial or otherwise), assets, liabilities (taken together), business or results of operations of such Person and its subsidiaries, taken as a whole, but excluding the Effect (A) resulting from general economic conditions that does not disproportionately affect such Person in any material respect, (B) affecting companies in the industry in which it conducts its business generally, provided that such Effect does not disproportionately affect such Person in any material respect, or (C) resulting from the announcement or performance of this Agreement or the transactions contemplated hereby or (ii) on the ability of such Person to perform its obligations under this Agreement and the Transaction Documents or to consummate the Contemplated Transactions.

 “Order” means any order, ruling, decision, verdict, decree, charge, award (including arbitration awards), judgment, injunction, directive or other similar determination or finding by, before, or under the supervision of any Governmental Authority, or any arbitrator, board of arbitration, or similar entity including any regulatory or administrative Proceeding.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past custom and practice (including with respect to quantity and frequency).

“Party” or “Parties” has the meaning as set forth in the Preamble.

“Person” means any individual, firm, association, incorporated or unincorporated organization, partnership, business, trust, estate, joint stock company, joint venture, club, syndicate, company, corporation, Governmental Authority, or other legal entity.

“Purchase Consideration Allocation” has the meaning set forth in Section 7.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

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“Purchaser” has the meaning set forth in the Preamble.

 “Purchaser’s Reimbursable Expenses” means, with respect to Purchaser, the reasonable and documented out-of-pocket fees and expenses incurred by Purchaser, prior to the termination of this Agreement, in connection with the Contemplated Transactions and the preparation, negotiation, prosecution, and performance of this Agreement, including all reasonable fees and expenses of counsel, investment banking firms, financial advisors, accountants, and consultants to Purchaser in connection therewith.

“SCIO” has the meaning set forth in the Preamble.

 “Seller” has the meanings set forth in the Preamble.

 “Straddle Period” has the meaning set forth in Section 7.2.

 “Tangible Personal Property” means hardware, tools, machinery, instruments, supplies, materials, spare parts, and any other items of tangible personal property.

“Tax” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, value added tax, alternative or add-on minimum tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, escheat or unclaimed property tax, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever, together with and including any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

“Termination Date” has the meaning set forth in Section 9.1(b).

 “Transaction Documents” means the agreements listed in Sections 3.3 and 3.4 and any other agreements or documents executed in connection with or as required under this Agreement.

 “Underlying Technology” means any and all technical information, software, specifications, drawings, records, shared drive and other computer files, work product, works of authorship, or other creative works or ideas knowledge, know-how, trade-secrets, invention disclosures, or other data including works subject to copyright protection and mask works associated with Seller’ website or operation thereof, including related e-mail.

     1.3                      Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

All references herein to Articles, Sections, Exhibits and Schedules are to Articles and Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated;

(a)                 The headings of the Articles, Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof;

(b)                 A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(c)                 In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto, the provisions of the main body of this Agreement shall prevail;

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(d)                  Except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time;

(e)                 Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read as if followed by the words “without limitation” or words having similar import;

(f)                 Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa;

(g)                 A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, from time to time, except to the extent prohibited by this Agreement or that other agreement or document;

(h)                 A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns;

(i)                 A reference to a writing includes a facsimile or other electronic transmission of it and any means of reproducing of its words in a tangible and permanently visible form;

(j)                 A reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated there under;

(k)                The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(l)                 Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable on the date in question;

(m)               References to “$” or to “dollars” shall mean the lawful currency of the United States of America;

(n)                No action shall be required of the Parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day;

(o)                All references to “day” or “days” shall mean calendar days unless specified as a “Business Day;”

(p)                Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

ARTICLE II

PURCHASE AND SALE

     2.1 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Seller, free and clear of any interest in such property as provided by 11 U.S.C. §363(f), all of Seller’s right, title, and interest in and to all of the property, inventory, assets, rights, privileges and other assets, other than the Excluded Assets, of Seller related to, used in, held for use in, or otherwise associated with the operation of the Business (collectively, the “Purchased Assets”), including the following:

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(a) Intellectual Property. Any and all patents and trade secrets and other Underlying Technology owned and/or developed by ADGC which were used or held for use in the Business (including assignment to Purchaser of any rights of Seller with respect to patents and trade secrets and other Underlying Technology under any license or other contract (the "Licensed IP Rights");

(b) Equipment. All furniture, equipment, computers, computer equipment, machinery, tools, hand tools, spare parts, test equipment, supplies, inventory, office supplies, telephones, and all other tangible personal property of every kind and description insofar as any of the foregoing relates to the operation of the Business; and

(c)  Inventory.  All goods, items, parts, pieces or materials of every kind necessary in the operation of the Business or produced by or in coordination with the Business, whether diamond, metal or any other substance, wherever located and whether currently in the possession of the Seller or any third party.

     2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement or other Transaction Documents, the Purchased Assets shall not include, and Purchaser will not acquire any interest in or purchase the following assets which shall remain the property of the applicable Seller (collectively, the “Excluded Assets”):

(a) Transaction Rights. All rights of Seller under this Agreement and the other Transaction Documents, and all cash and non-cash consideration payable or deliverable to, or on behalf of, Seller by Purchaser pursuant hereto and thereto;

(b) Contracts. Any and all of the interests, rights, Claims, and benefits arising or accruing to or against Seller under any Contract (other than interests, rights, Claims, and benefits arising or accruing to Seller with respect to the Licensed IP Rights);

(c) Books and Records. The original copies of all of the Books and Records, other than the original copies of the Assigned Intangible Assets (which shall be provided to Purchaser pursuant to Section 2.1(l) and of which Seller may retain photocopies), and any Books and Records of Seller (i) that are not permitted to be transferred to Purchaser under applicable Law, (ii) that constitute charters, bylaws, limited liability company agreements, minute books, stock transfer records, and other records related to the corporate governance of Seller, and (iii) all other books and records of Seller that do not relate primarily to the Purchased Assets or Business (collectively, the “Retained Books and Records”);

(d) Third Party Property. Any improvements, equipment, inventory and any other tangible personal property that are not owned by or leased to Seller; and

(e) Claims and Warranties. Any and all Claims, warranties, reimbursements, and indemnities of Seller, whether choate or inchoate, known or unknown, contingent or non-contingent; and

     2.3 Consideration. Subject to the other terms of this Agreement, the consideration for the Purchased Assets shall consist of cash in an amount of $100,000 as stipulated between the Parties (the “Cash Payment”).  In addition, Purchaser shall permit each current and former ADGC shareholder set forth on Schedule 2.3 who is an Accredited Investor to purchase the number of shares of Purchaser common stock indicated on Schedule 2.3 with respect to such current or former ADGC shareholder (which number shall not exceed number of shares of common stock that such Person owned of ADGC prior to the repurchase of shares by ADGC that began in 2011), subject to such terms and conditions, including representations, warranties, releases, and time limitations, as Purchaser shall determine.

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    Purchaser and Seller understand that substantially concurrently with the offer to certain current and former ADGC shareholders as set forth above, Purchaser intends to also permit each current and former ADI shareholder set forth on Schedule 2.3 who is an Accredited Investor to purchase the number of shares of Purchaser common stock indicated on Schedule 2.3 with respect to such current or former ADI shareholder (which number shall not exceed number of shares of common stock that such Person owned of ADI prior to the repurchase of shares by ADI that began in 2011), subject to such terms and conditions, including representations, warranties, releases, and time limitations, as Purchaser shall determine.

     2.4 Retained Liabilities.

(a)  Purchaser shall not assume any Liabilities whatsoever of Seller.  Seller shall retain and be solely liable for and hereby expressly agrees to retain any and all of its Liabilities (collectively, the “Retained Liabilities”), regardless of whether any such Retained Liability is disclosed herein or in any Schedule hereto, whether known or unknown, absolute or contingent, liquidated or unliquidated, whether due or to become due, and whether Claims with respect thereto are asserted before or after the Closing Date. Without limiting the generality of the preceding sentence, Retained Liabilities shall include the following:

               (i)                                Transaction Liabilities. Any and all Liabilities of Seller under the Transaction Documents;

               (ii)                               Excluded Assets. Any and all Liabilities of Seller with respect to the Excluded Assets;

               (iii)                              Purchased Assets and Pre-Closing Business.  All Taxes, Claims and Liabilities arising out of Seller’ ownership, operation, use, or maintenance of the Purchased Assets or conduct of the Business, as well as any other matters arising from events occurring, conditions existing, or costs accruing prior to the Closing;

               (iv)                               Taxes. Any and all Liabilities of Seller for Taxes, including Taxes that relate to (A) the ownership, operation, use, or maintenance of the Purchased Assets or Business prior to the Closing Date, or (B) any sales, use, transfer, or other similar Taxes imposed as a result of the consummation of the Contemplated Transactions or performance of the Transaction Documents;

       (v)                              Legal Proceedings. Any and all Liabilities of Seller that relate to any Proceeding involving the Purchased Assets or Business, including warranty, personal injury, breach of contract, failure to perform, infringement, noncompliance with Law, and tort Claims, that is (a) pending or threatened as of the Closing, or (b) commenced after the Closing but that arises out of or relate to any event, omission, or occurrence happening as of or prior to the Closing;

               (vi)                                Environmental Liabilities.  Any and all Liabilities of Seller with respect to any violation of Law including those arising from (a) the release, threatened release, presence, treatment, storage, disposal (including disposal at off site locations), handling, transportation or arrangement for transportation of hazardous substances prior to the Closing, (b) any failure of Seller to comply in any respect with Environmental, Health, and Safety Laws prior to the Closing, and (c) any facts, events, or circumstances in existence prior to the Closing that give rise to Liabilities pursuant to Environmental, Health, and Safety Laws;

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               (vii)                                Employees.  Any and all Liabilities of any nature of Seller to Seller Employees, including Liabilities with respect to (a) any Contract, plan or policy, (b) wages, withholdings, overtime pay, minimum wage, employment Tax, vacation, sick pay, bonuses, severance pay, retirement, or other compensation, (c) benefits under Employee Benefit Plans, (d) the Worker Adjustment and Retraining Notification Act (WARN) of August 4, 1988 or equivalent state or local statutory or regulatory requirements, (e) any collective bargaining agreement or obligation or requirement under the National Labor Relations Act, (f) reporting, filing, hiring or other employment obligations with the Office of Federal Contract Compliance Programs, (g) all immigration related obligations, including all requirements of the Immigration Reform and Control Act of 1986, (h) any governmental or administrative proceeding for the enforcement of labor and employment laws and regulations, and (i) all other employment and employment related federal, state and local statutes, regulations, administrative requirements, common laws, and public policies;

               (viii)                               Intercompany Liabilities. Any and all Liabilities of Seller for intercompany advances, charges, or accounts payable of any kind or nature; and

               (ix)                                Broker Fees.  Any and all fees, commissions, and other compensation due and owing to any broker, finder, or agent retained by Seller.

     2.5 Casualty Losses.

(a)  Purchaser shall accept the Purchased Assets “as is” without warranty as to their condition and operation as of the date of this Agreement.  However, if between the date of this Agreement and the Closing, there is an actual casualty loss to any Purchased Assets in which the cost to recover, salvage, and repair such Purchased Asset(s) to the state of condition and repair existing for such Purchased Asset(s) as of the date of this Agreement (collectively, the “Purchased Assets Repair Costs”) exceeds the casualty loss value ascribed to such Purchased Asset(s) (the “Casualty Loss Amount”), or any loss to any Purchased Assets by seizure, forced sale or other involuntary transfer then, if so directed by Purchaser in its sole discretion, the subject Purchased Asset(s) shall be deemed an Excluded Asset and shall not be sold to Purchaser hereunder, and the Cash Payment shall be reduced by an amount equal to the loss value ascribed to such Purchased Asset(s) as mutually determined by Seller and Purchaser; provided, however, that such determination shall be made by the Parties prior to Closing.

(b) The provisions of this Section 2.5 shall be applied with respect to all casualty losses or damage suffered by any Purchased Assets and, notwithstanding any other provision of this Agreement, the Parties shall be required to proceed with the Closing, subject to the other terms and conditions for the Closing, provided, further that in no event shall any casualty loss or damage to which this Section 2.5 applies constitute a breach of any other provision of this Agreement by Seller or be aggregated with any other actions, omissions, or failures of Seller in the determination of any breach of this Agreement by Seller, and for the avoidance of doubt no such casualty loss or damage shall in any way be considered in the determination of a termination of this Agreement under Section 9.1.

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ARTICLE III

CLOSING

     3.1 Closing. Provided that this Agreement shall not have been earlier terminated pursuant to Section 9.1, and further provided that all of the conditions set forth in Sections 8.1 and 8.2 to the obligations of the Parties to consummate the Contemplated Transactions (other than conditions with respect to actions each Party will take at the Closing itself) shall have been satisfied or waived, the closing of the Contemplated Transactions (the “Closing”) shall take place at such place and time as the Parties shall mutually agree, but shall occur on May 31, 2012 or any extension thereof as mutually agreed by the Parties, but in no case later than June 6, 2012 (the “Closing Date”).

     3.2 Risk of Loss. The risk of damage, destruction, or other casualty loss to or of the Purchased Assets shall remain with Seller from and after the execution of this Agreement until 11:59 p.m. on Closing Date, at which time Seller shall place Purchaser in possession of the Purchased Assets.  From and after the Closing, all risk of damage, destruction, or other casualty loss to or of the Purchased Assets shall be borne solely by Purchaser and to the fullest extent permitted by Law, Purchaser agrees to indemnify, defend and hold Seller and their respective officers, directors, equity owners, and agents harmless from against any and all Claims and pay any and all Damages (including for personal injury, property damage or loss, and third party suits) to the extent attributable to the Purchased Assets and arising from events first occurring or conditions first existing from and after the Closing.

     3.3 Deliveries of Seller. At the Closing, Seller will deliver (or cause to be delivered) to Purchaser each of the following items:

(a)	Master Bills of Sale. One or more Master Bills of Sale, each substantially in the form of Exhibit 3.3(a), duly executed by the Seller and dated as of the Closing Date;

(b)
Assignments and Assumptions of Intangible Assets. One or more Assignments and Assumptions of Intangible Assets, each substantially in the form of Exhibit 3.3(b), duly executed by the Seller and dated as of the Closing Date;

(c)
Officer’s Certificates. A certificate from Seller duly executed by an authorized officer thereof certifying as to the fulfillment of each condition specified in Sections 8.1(a) and 10.1(b) and dated as of the Closing Date;

(d)
Corporate Authorizations. Copies of the resolutions of Seller, certified by the Secretary or Assistant Secretary thereof as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Contemplated Transactions;

(e)
Mutual Release.  In consideration for payment of the Cash Payment, Seller shall deliver a mutual release by Seller in favor of Purchaser and by Purchaser in favor of Seller on terms mutually acceptable to the Parties; and

(f)
Miscellaneous. Any and all other documents, instruments, or agreements contemplated by this Agreement or as are necessary or appropriate or reasonably requested by Purchaser to fully consummate the Contemplated Transactions, in each case in form and substance reasonably satisfactory to Purchaser, duly executed, and dated as of the Closing Date.

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     3.4 Deliveries of Purchaser. At the Closing, Purchaser will deliver (or cause to be delivered) to Seller each of the following items:

 (a) Cash Payment. The Cash Payment, against delivery of the items specified in Section 3.3 and in accordance with Section 2.3;

(b) Officer’s Certificates. A certificate of Purchaser duly executed by an authorized officer thereof certifying as to the fulfillment of each condition specified in Sections 8.2(a) and 8.2(b) and dated as of the Closing Date;

(c) Corporate Authorizations. Copies of the resolutions of Purchaser, certified by the Secretary or Assistant Secretary thereof as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Transaction Documents; and

(d) Miscellaneous. Any and all other documents, instruments, or agreements contemplated by this Agreement or as are necessary or appropriate or reasonably requested by Seller to fully consummate the Contemplated Transactions, in each case in form and substance reasonably satisfactory to Seller, duly executed, and dated as of the Closing Date.

     3.5 Delivery of Warrants by Purchaser. Following the Closing and prior to June 30, 2012, Purchaser will, in accordance with Section 2.3, distribute materials to allow certain current and former stockholders of ADGC and ADI to subscribe for shares of common stock of purchaser.

     3.6 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants of the Parties set forth in this Agreement and the Transaction Documents shall survive the Closing.  Following the Closing, Seller shall indemnify and defend the Purchaser against, and shall hold the Purchaser harmless from, any loss, Claim, demand, Order, penalty, fine, settlement payment, Liability, Tax, encumbrance, diminution in value, charge, action, suit, proceeding, damage or expense (including any reasonable attorneys’ fees and expenses), whether or not involving a third-party claim (collectively, “Losses”) incurred by the Purchaser resulting from or arising out of: (a) any breach or inaccuracy of any representation and warranty made by Seller contained in this Agreement; (b) any breach of, or failure of any Seller to perform, any covenant or agreement made by Seller contained herein; (c) any Excluded Assets or Retained Liabilities; (d) any Claim or proceeding by any current or former ADGC shareholder arising out of, resulting from or in any way relating to the Contemplated Transactions; and (e) any Claim of a third party to any Purchased Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

     As a material inducement to Purchaser to enter into this Agreement and consummate the Contemplated Transactions, Seller represents and warrants to the Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing (unless any such representation or warranty speaks to an earlier date, in which case the statements contained in such representation or warranty will be correct and complete as of such date) as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article IV:

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     4.1 Organization.

                                (a) Apollo Diamond Gemstone Corporation is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

                                (b) Seller is duly qualified or licensed to conduct its business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification or license is required, except where the failure to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect.

     4.2 Power and Authority.

(a) Seller has the requisite corporate power and authority necessary to own, lease, or operate its properties and assets and carry on its business as presently conducted.

(b) Seller has the requisite corporate power and authority to execute and deliver this Agreement, the Transaction Documents and the other documents contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.

     4.3 Authorization. Seller has taken all corporate actions, including Board of Director and shareholder approvals, necessary to authorize the execution and delivery of this Agreement, the Transaction Documents and the other documents contemplated hereby to which such Seller is a party, the performance of such Seller’s obligations hereunder and thereunder, and the consummation of the Contemplated Transactions. This Agreement, the Transaction Documents, and the other documents contemplated hereby has been duly authorized, approved, executed, and delivered by Seller.  This Agreement constitutes and, as of the Closing, the Transaction Documents and the other documents required to be executed and delivered by Seller at the Closing will each constitute, a valid and legally binding obligation of Seller and, assuming the due authorization, execution, and delivery thereof by the other parties hereto and thereto, enforceable against Seller in accordance with its terms and conditions.

     4.4 Noncontravention.                                                      Neither the execution and delivery by Seller of this Agreement, the Transaction Documents or any other documents contemplated hereby, nor the performance by Seller of its obligations hereunder or thereunder, nor the consummation by Seller of the Contemplated Transactions, will (a) violate any provision of the Organizational Documents of Seller, (b) violate any Permit, Law, Order, or other restriction of any Governmental Authority to which Seller or any of the Purchased Assets is subject or bound, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under, or result in the creation of any Lien upon any of the Purchased Assets under any Contract to which Seller is a party or by which Seller or any of the Purchased Assets is subject or bound, or (d) require Seller to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority or other third party, in each case in clauses (c) and (d) except as would not, individually or in the aggregate, have a Material Adverse Effect.

     4.5 Assets. Seller owns good and marketable title, free and clear of all Liens other than Permitted Encumbrances, to all of the Purchased Assets. Immediately after the Closing, Purchaser shall have good and marketable title to all of the Purchased Assets, free and clear of all Liens.  The Purchased Assets have been maintained in accordance with past practice, are in sufficient operating condition and repair (subject to normal wear and tear) suitable for the purposes for which they are presently or were most recently used in the Business.  The Purchased Assets include all tangible and intangible property and assets necessary for the conduct of the Business after the Closing in the same manner as the Business was conducted by Seller.

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     4.6 Absence of Undisclosed Liabilities. Seller does not have, and as of the Closing, will not have, any obligation or Liability (in any case, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due).

     4.7 Legal Compliance.  The Business is in material compliance with all Laws applicable to the Business or any of the Purchased Assets.  No Proceeding or Claim has been received by Seller or filed, commenced or, to the Knowledge of Seller, threatened against Seller, in each case with respect to the Business and the Purchased Assets, alleging a violation of or liability or potential responsibility under any law.

     4.8 Litigation; Proceedings. There are no material Proceedings or Claims pending or, to Seller’s Knowledge threatened, against or affecting Seller and relating to the Business or the Purchased Assets, or to which the Purchased Assets may be bound or affected, at Law or in equity, or before or by any Governmental Authority; Seller is not subject to any Order with respect to the Business or the Purchased Assets.

     4.9 Tax Matters. (a) Seller has timely filed (or joined in the filing of) all Tax Returns required by applicable Law to be filed by Seller (taking into account any extensions of time within which to file); (b) all such Tax Returns were true, correct and complete in all respects; all Taxes owing by Seller (whether or not shown on any Tax Return) have been paid; (c) there is no Proceeding or Claim concerning any Seller Taxes either claimed or raised by any Tax authority in writing; (d) no written Claim has been made by any Tax authority in a jurisdiction where Seller does not currently file a Tax Return that it is or may be subject to any Tax by such jurisdiction, nor has any such assertion been threatened or proposed in writing; (e) Seller does not have any outstanding request for any extension of time within which to pay Taxes or file any Tax Returns; (f) there are no outstanding waivers or extensions of any applicable statute of limitations for the assessment or collection of any Taxes; (g) Seller is not a “foreign person” within the meaning of Section 1445 of the Code; (h) Seller is not a party to, or bound by, any Tax allocation, Tax indemnity, Tax sharing, or similar agreement or arrangement that imposes or could impose liability on Seller for the Taxes of another Person (other than any other Seller); (i) Seller does not have any material liability for the Taxes of another Person, consolidated group or combined group under Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, including as a transferee or successor, (j) Seller has withheld and paid all material Taxes required to be withheld by Seller in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; and (k) no material liens for Taxes exist with respect to Seller’ assets.  Seller has not relied on Purchaser for any Tax, or accounting or legal, advice or analysis.

     4.10 Absence of Certain Developments.  Prior to the date hereof:

(a) Seller has not sold, leased, transferred or assigned any of their assets, tangible or intangible, other than in the Ordinary Course of Business;

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(b) Seller has not entered into any Contract outside the Ordinary Course of Business, except for Contracts entered into in connection with Seller’ strategic sale or restructuring process (excluding contingent sales agreements);

(c) Seller has not accelerated, terminated, modified or canceled any material Contract to which any Seller is a party or by which any Seller is bound and, to Seller’ the Knowledge, no party intends to take any such action;

(d) Seller has not suffered or imposed any Lien (other than any Permitted Encumbrances) upon any of its assets, tangible or intangible;

(e) Seller has not canceled, compromised, waived, or released any right or Claim outside the Ordinary Course of Business;

(f) Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to their properties or the Purchased Assets;

(g) To Seller’s Knowledge, there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving the Business or the Purchased Assets; and

(h) Seller has not committed to do any of the foregoing.

     4.11  Contracts. Seller is not a party to any Contract or other agreement affecting the Purchased Assets or their use in the Business or that would be useful to the Purchaser in the conduct of the Business.

     4.12  Customers and Suppliers.  No material supplier of Seller has indicated that it shall stop, or materially decrease the rate of, supplying, products to Seller for the Business.

     4.13  Accounts Receivable.  Seller has no accounts receivable as of the date hereof.

     4.14 Broker Fees. Seller is solely liable for any and all fees, commissions, or other compensations to any broker, finder, or agent retained by any Seller, if any, with respect to the Contemplated Transactions.

     4.15 No Preferential Purchase Rights There are no preferential purchase rights, options or other similar rights in any Person, not a party to this Agreement, to purchase or acquire any interest in the Purchased Assets, in whole or in part.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As a material inducement to Seller to enter into this Agreement and to consummate the Contemplated Transactions, Purchaser represents and warrants to Seller that the statements contained in this Article V are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (unless any such representation or warranty speaks to an earlier date in which case, the statements contained in such representation or warranty will be correct and complete as of such date) as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V:

     5.1 Organization.

(a) Scio Diamond Technology Corporation is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Nevada.

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(b) Purchaser is duly qualified or licensed to conduct its business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification or license is required, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the ability of Purchaser to perform their obligations under this Agreement or the Transaction Documents or to consummate the Contemplated Transactions.

     5.2 Power and Authority.

(a) Purchaser has the requisite corporate power and authority necessary to own, lease, or operate its properties and assets and carry on its business as presently conducted.

(b) Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, the Transaction Documents and the other documents contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.

     5.3 Authorization. Purchaser has taken all corporate actions necessary to authorize the execution and delivery of this Agreement, the Transaction Documents and the other documents contemplated hereby, the performance of Purchaser’s obligations hereunder and thereunder, and the consummation of the Contemplated Transactions. This Agreement, the Transaction Documents and the other documents contemplated hereby have been duly authorized, approved, executed, and delivered by such Purchaser.  This Agreement constitutes and, as of the Closing, the Transaction Documents and other documents required to be executed and delivered by Purchaser at the Closing will each constitute, a valid and legally binding obligation of Purchaser and, assuming the due authorization, execution, and delivery thereof by the other parties hereto and thereto, enforceable against such Purchaser in accordance with its terms and conditions.

     5.4 Noncontravention. Neither the execution and delivery by Purchaser of this Agreement, the Transaction Documents or any other documents contemplated hereby, nor the performance by Purchaser of its obligations hereunder or thereunder, nor the consummation by Purchaser of the Contemplated Transactions, will (a) violate any provision of the Organizational Documents of Purchaser or, to the Knowledge and belief of Purchaser, any Law, Order, or other restriction of any Governmental Authority to which Purchaser or its assets are subject or bound, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract or material Lien to which any Purchaser is a party or by which Purchaser or its assets is subject or bound, in each case in all of the clauses above except as would not, individually or in the aggregate, materially adversely affect the ability of Purchaser to consummate the Contemplated Transactions or perform its obligations under this Agreement.

     5.5 Consents.  To the Knowledge and belief of Purchaser, no Consent of any Governmental Authority is required by Purchaser in connection with the execution, delivery, and performance of this Agreement by Purchaser and the consummation of the Contemplated Transactions by Purchaser.

     5.6 Financing.  Subject to the conditions set forth in Article VIII, Purchaser will have at the Closing sufficient funds to timely and fully pay the Cash Payment (in accordance with Section 2.3) and consummate the Contemplated Transactions in accordance with the terms hereof.

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     5.7 Litigation. As of the date of this Agreement, there is no Claim, Proceeding or Order pending or, to the Knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party relating to this Agreement or the Contemplated Transactions that would have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Transaction Documents or to consummate the Contemplated Transactions.

     5.8  No Material Adverse Change.  There has not been any amendment to the Organizational Documents of Purchaser.

     5.9 Broker Fees. Purchaser is solely liable for any and all Liability to pay any fees, commissions, or other compensations to any broker, finder, or agent retained by any Purchaser with respect to the Contemplated Transactions.

     5.10 “AS IS, WHERE IS.” Except as specifically set forth in this Agreement or the Transaction Documents, Purchaser explicitly acknowledges that Seller makes no representations or warranties, express or implied, with respect to the Purchased Assets or the Business and that Purchaser takes the Purchased Assets “as is, where is.”  Purchaser acknowledges that it has conducted its own due diligence and has made such investigations as it has deemed appropriate and such other inquiries as it has deemed necessary or desirable to satisfy itself as to the condition, operations, and prospects of the Purchased Assets and the Business.

ARTICLE VI

PRE-CLOSING COVENANTS

     The Parties agree as follows with respect to the Interim Period:

     6.1 General. Each Party agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law or otherwise to consummate, make effective, and comply with all of the terms of this Agreement and the Contemplated Transactions, including (a) providing all information and making all filings necessary in connection herewith and therewith, and (b) satisfying, but not waiving, the conditions precedent set forth in Article VIII.

     6.2 Notices and Consents. As promptly as practicable following the date hereof, each Party will give any notices to, make any filings with, and use all commercially reasonable efforts to obtain the Consents of third parties and Governmental Authorities required to consummate, make effective, and comply with all of the terms of this Agreement and the Contemplated Transactions, and will use all commercially reasonable efforts to agree jointly on a method to overcome any objections by any third party or Governmental Authority to this Agreement or the Contemplated Transactions.  Subject to applicable Law, the Parties shall cooperate with each other in exchanging information and assistance in connection with obtaining any Consents of third parties and Governmental Authorities and shall promptly provide to the other Parties or their representatives copies of all filings made with any third party or Governmental Authority with respect to this Agreement or the Contemplated Transactions.

     6.3 Preservation of Purchased Assets and Business. Seller shall use commercially reasonable efforts to (a) preserve the Purchased Assets substantially intact, and (b) maintain the Purchased Assets in good working order and condition, normal wear excepted.  Without limiting the generality of the foregoing, from the date hereof through the Closing Date, Seller shall not, without the prior written consent of Purchaser, take any of the following actions:

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(i) Take any action or omit to take any action, the taking or omission of which, could reasonably be expected to have a Material Adverse Effect or to Seller’s Knowledge violate in any material respect this Agreement;

(ii) Enter into any Contract that would restrict or impair in any material way the Purchased Assets;

(iii) Sell, transfer or otherwise dispose of or cause a Lien to exist on the Purchased Assets; or

(iv) Authorize or enter into an agreement to do any of the foregoing.

     6.4 Public Announcement. Seller and Purchaser shall consult with and provide each other the opportunity to review and comment upon any press release or other public statement, if any, prior to the issuance of such press release or other public statement relating to this Agreement or the Contemplated Transactions, and shall coordinate the timing of any such press release or other public statement; provided that the Purchaser may make any filings that it deems to be required by or advisable under applicable securities law and may make any disclosures that it deems to be necessary or advisable in connection therewith.

     6.5 Notices of Certain Events. Seller shall promptly notify Purchaser of:

(a) Any written communication or written notice from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions;

(b) Any material written communication from any Governmental Authority in connection with or relating to the Transactions; and

(c) Any Material Adverse Effect on the Purchased Assets.

ARTICLE VII

TAX MATTERS

     7.1 Purchase Consideration Allocation. Seller and Purchaser shall negotiate in good faith prior to the Closing to agree upon an allocation of the Cash Payment among the Purchased Assets (the “Purchase Consideration Allocation”). In the event the Parties are unable to finalize the Purchase Consideration Allocation prior to the Closing then the Parties shall attempt to finalize the Purchase Consideration Allocation within sixty (60) days after the Closing Date, provided, however, the Parties shall not be obligated to reach an agreement. If an agreement is reached, the Parties shall treat and report (and, if necessary, to cause each of their respective Affiliates to so treat and report) the sale and purchase of the Purchased Assets for all federal, state and local Tax purposes in a manner consistent with the agreed Purchase Consideration Allocation and shall not take any position on their respective Tax Returns that is inconsistent with such Purchase Consideration Allocation. Without limiting the generality of the preceding sentence, the Purchase Consideration Allocation will be reflected in Form 8594 that will be filed by Seller and Purchaser in accordance with Section 1060 of the Code and in any other filings under the Code. The Parties recognize that the Purchase Consideration Allocation shall not include Purchaser’s acquisition expenses and that Purchaser will allocate such expenses appropriately.

     7.2 Tax Allocation. For any ad valorem or similar property Taxes where the applicable Tax period begins before the Closing Date and ends after the Closing Date (the “Straddle Period”), such Taxes shall be allocated between the pre-Closing and post-Closing portion of the Straddle Period as described herein. The amount of such Taxes for the Straddle Period allocated to the portion of the period ending on the Closing Date shall be the total of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days from the beginning of such Straddle Period to and including the Closing Date and the denominator of which is the total number of days in the entire Straddle Period. The balance of such taxes shall be allocated to the portion of the Straddle Period beginning after the Closing Date.

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ARTICLE VIII

CONDITIONS TO CLOSING

     8.1 Conditions Precedent to Obligation of Purchaser. The obligations of Purchaser to consummate the Contemplated Transactions and take any other action required to be taken by Purchaser at the Closing or thereafter are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Purchaser in whole or in part:

(a) Accuracy of Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall have been and be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent representations and warranties speak as of a specified date, which representation and warranties shall have been true and correct as of such date), except for failures that would not, individually or in the aggregate, have a material adverse effect on the Purchased Assets, Business, or the ability of Seller, in each case taken as a whole, to perform their obligations under this Agreement or consummate the Contemplated Transactions.

(b) Compliance with Obligations. Seller must have performed and complied with all of its covenants and obligations required by this Agreement to be performed or complied with at or prior to the Closing in all material respects.

(c) No Legal Proceedings. There shall be no Claim, Proceeding, or Order pending against Seller (excluding such by or at the direction of Purchaser or any Affiliates thereof) or against Purchaser (excluding such by or at the direction of Seller or any Affiliates thereof) by or before any Governmental Authority, or threatened, that would reasonably be expected to have the effect of or seek to challenge, restrain, prohibit, invalidate, interfere with, or collect Damages arising out of, the Contemplated Transactions.

(d) Consents.  Seller’s stockholders shall approve this Agreement and the Contemplated Transactions pursuant to Seller’s corporate governance and organizational documents requirements.

(e) Financing of Purchaser.  Prior to Closing, Purchaser shall have procured funding to make the Cash Payment set forth in Section 2.3 that is necessary in connection with the consummation of the Contemplated Transactions.

(f)  Closing Deliveries. Purchaser shall have delivered, or caused to be delivered, at the Closing each item described in Section 3.3.

     8.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Contemplated Transactions and take any other action required to be taken by Seller at the Closing or thereafter is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Seller in whole or in part:

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(a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall have been and be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent representations and warranties that speak as of a specified date, such representation and warranties shall have been true and correct as of such date), except for failures that would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform their respective obligations under this Agreement or consummate the Contemplated Transactions.

(b) Compliance with Obligations. Purchaser must have performed and complied with all of their respective covenants and obligations required by this Agreement to be performed or complied with at or prior to the Closing in all material respects.

(c) No Legal Proceedings. There shall be no Claim, Proceeding, or Order pending against any Purchaser (excluding such by or at the direction of Seller) by or before any Governmental Authority that may have the effect of or seek to challenge, restrain, prohibit, invalidate, interfere with, or collect Damages arising out of, the Contemplated Transactions.

(d) Closing Deliveries. Purchaser shall have delivered, or caused to be delivered, at the Closing each item described in Section 3.4.

ARTICLE IX
TERMINATION

     9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Mutual Consent. Purchaser and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing by written instrument authorized by the respective Boards of Directors of Seller and Purchaser.

(b) By Purchaser. Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event that Seller has breached any representation, warranty, or covenant contained in this Agreement to such an extent that the conditions set forth in Section 8.2 shall not have been satisfied, or cannot be satisfied by May 31, 2012 (the “Termination Date”); provided, that Purchaser shall have provided written notification to Seller of such breach and the breach shall have continued without cure for a period of ten (10) days after delivery of the notice of such breach. At its sole and absolute discretion, Purchaser has the right to waive termination or agree to extend any deadlines under this Section 9.1(b).

(c) By Seller. Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing in the event that Purchaser has breached any representation, warranty, or covenant contained in this Agreement to such an extent that the conditions set forth in Sections 8.1 shall not have been satisfied, or cannot be satisfied by the Termination Date; provided, that Seller shall have provided written notification to Purchaser of such breach and the breach shall have continued without cure for a period of ten (10) days after delivery of the notice of breach.

(d) By Either Party. Seller or Purchaser may terminate this Agreement by giving written notice to the other Party if (i) any court of competent jurisdiction or any other Governmental Authority in a suit instituted by a third party or a Governmental Authority shall have issued an Order or shall have taken any other action prior to the Termination Date permanently enjoining, restraining, or otherwise prohibiting the Contemplated Transactions or a material portion thereof, or (ii) the Closing has not occurred by the Termination Date, provided, that the Party electing to terminate shall not have caused such failure to close by breaching this Agreement.

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     9.2 Effect of Termination.

(a) If either Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties under this Agreement shall terminate; provided, that the rights and obligations of the Parties under this Section 9.2 (Effect of Termination), any provisions regarding the interpretation or enforcement of this Agreement, and Article X (Miscellaneous) will survive any such termination.

(b) Notwithstanding any other provision of this Agreement, in no event shall Seller be entitled to recover any out-of-pocket fee or expenses or any Damages caused by any breach by Purchaser of this Agreement.

ARTICLE X

MISCELLANEOUS

     10.1 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect such Party’s right at a later time to enforce the same. No waiver by any Party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty of this Agreement.

     10.2 Notices. All notices, requests, demands, Claims, Consents, or other communications required or authorized hereunder shall be in writing and shall be deemed to have been duly given by the applicable Party if personally delivered, sent by facsimile with receipt acknowledged, sent by a recognized commercial overnight delivery service which guarantees next Business Day delivery, sent by U.S. registered or certified mail return receipt requested and postage prepaid, or otherwise actually received by the other Party at the address of the intended recipient set forth below:

If to Seller:	Apollo Diamond Gemstone
	Corporation	P.O. Box 670
Framingham, MA 01704
Attention: Robert C. Linares Chairman
Fax: 508-429-2925

If to Purchaser:	Scio Diamond Technology Corporation
411 University Ridge, Suite D Greenville, SC 29601 Attention: Joseph D. Lancia Chief Executive Officer
Fax: 864-458-7940

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All such notices and communications shall be deemed to have been received if personally delivered, at the time delivered by hand; if mailed, three (3) Business Days after being deposited in the mail; if faxed, upon confirmation of receipt if the confirmation is between 9:00 a.m. and 5:00 p.m. local time of the recipient on a Business Day, otherwise on the first Business Day following confirmation of receipt; and, if sent by overnight air courier, on the next Business Day after timely delivery to the courier.

Either Party may change the address to which notices, requests, Claims, Consents, and other communications hereunder are to be delivered by giving the other Party prior written notice thereof in the manner herein set forth in this Section 10.2.

10.3 Further Assurances. Each of the Parties hereby agrees that after Closing it will execute and deliver such additional documents and will use commercially reasonable efforts to take or cause to be taken such further action as may be necessary or desirable, or as the other Party may reasonably request, to close and make effective the Contemplated Transactions. After the Closing, each Party, at the request of the other Party, and without additional consideration, shall execute and deliver, from time to time, such additional documents of conveyance and transfer as may be necessary to accomplish the orderly transfer of the Purchased Assets and Business to Purchaser in the manner contemplated in this Agreement.

     10.4 Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties shall pay all costs and expenses incurred or to be incurred by it and its advisors and representatives in connection with any negotiations respecting this Agreement and Contemplated Transactions, including preparation of documents, obtaining any necessary regulatory approvals, and the consummation of the other transactions contemplated hereby.

     10.5 Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

     10.6 Third Party Beneficiaries. This Agreement and any agreement contained, expressed, or implied herein, shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     10.7 Time of the Essence. Time is of the essence in the performance of all covenants and obligations under this Agreement.

     10.8 Assignment. Neither this Agreement nor any Party’s rights, interests, or liabilities hereunder may be assigned, transferred, conveyed, or pledged by operation of law or otherwise; provided, that Purchaser may transfer and assign prior to the Closing all or any portion of its rights and liabilities pursuant to this Agreement to an Affiliate thereof but Purchaser shall not be relieved of their obligations hereunder as a result of such assignment.

     10.9 Governing Law; Venue. THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF SOUTH CAROLINA WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS. Purchaser and Seller agree that the Courts of the State of South Carolina shall have exclusive jurisdiction over all disputes and other matters relating to (a) the interpretation and enforcement of this Agreement or any ancillary document executed pursuant hereto, and (b) the Purchased Assets, and Seller expressly consents to and agrees not to contest such exclusive jurisdiction. The Parties waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the bringing of any such Claim or Proceeding in such jurisdiction.

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     10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     10.11 Entire Agreement; Amendment. This Agreement (including any documents referred to in this Agreement) constitutes the entire agreement between the Parties with respect to the Contemplated Transactions and supersedes any prior understandings, negotiations, statements, discussions, correspondence, offers, agreements, or representations by the Parties, written or oral, relating in any way to the subject matter of this Agreement and the Contemplated Transactions. No modification, amendment, or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. Without limiting the generality of the preceding sentence, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the Party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the Parties in writing.

     10.12 Counterparts. This Agreement may be executed by Purchaser and Seller in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. A facsimile or other electronic transmission of a signed copy of this Agreement shall be effective as a valid and binding agreement between the Parties for all purposes.

     10.13 Certain Limitations. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT (OR ANY OTHER AGREEMENT RELATED HERETO) TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE (OR ENTITLED TO RECOVER) UNDER, OR IN RESPECT OF, THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

  10.14 Noncompetition and Nonsolicitation.  Until the date that is three (3) years after the Closing Date, the Company will not, directly or indirectly, for any reason, for its own benefit, or for the benefit of or together with any other Person, directly or indirectly: (a)solicit any employee, manager, director, consultant, representative or advisor of the Purchaser to terminate that Person’s engagement or relationship with the Purchaser; (b)solicit any of the customers or suppliers (each as defined below) to terminate their business relationship with the Purchaser;  (c) divert any or all of any customers’ or suppliers’ business from the Purchaser; or (d) engage in directly, or own, operate, control, finance, manage, advise, be employed or engaged by, perform any services for, or invest in (other than holding less than two percent (2%) of the outstanding equity securities of a Person having securities that are listed for trading on a national securities exchange) any business engaged in the Restricted Business anywhere in the United States, with the parties acknowledging that the Purchaser is actively seeking to engage in the Restricted Business throughout and beyond all parts of the United States.   “Restricted Business” means the business of manufacturing and marketing laboratory-created gemstone diamonds or industrial use diamonds.  The covenants in Section 10.14 are severable and separate, and the unenforceability of any specific covenant in this Section 10.14 is not intended by either party to, and shall not, affect the provisions of any other covenant in this Section 10.14.  If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 10.14 are unreasonable as applied to any party, the parties acknowledge their mutual intention and agreement that those restrictions shall be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent.

[Signature Page Follows]

Page - 21

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

APOLLO DIAMOND GEMSTONE CORPORATION

  /s/ Robert C. Linares
By:           Robert C. Linares
Its:           Chairman

SCIO DIAMOND TECHNOLOGY CORPORATION

  /s/ Joseph D. Lancia
     By:           Joseph D. Lancia
                    Its:           Chief Executive Officer

Page - 22

Exhibit 3.3(b)

MASTER BILL OF SALE

THIS MASTER BILL OF SALE AREEMENT (the “Bill of Sale”) is made this 31st day of May, 2012, by and between APOLLO DIAMOND GEMSTONE CORPORATION, a corporation duly organized under the laws of the State of Delaware (“Seller”), and SCIO DIAMOND TECHNOLOGY CORPORATION, a corporation duly organized under the laws of the State of Nevada (“Purchaser”).  Seller and Purchaser may be referred to in this Bill of Sale collectively as the “Parties” and individually and a “Party.”  Capitalized terms used herein without definition shall have the meaning ascribed thereto in that certain Asset Purchase Agreement (defined below).

WITNESSETH

WHEREAS, Seller and Purchaser are parties to that certain Asset Purchase Agreement dated as of May 31, 2012 (the “Asset Purchase Agreement”), pursuant to which, among other things, Seller agreed to sell and transfer, and Purchaser agreed to purchase and accept, certain of the assets of Seller; and

WHEREAS, it is a condition to the Closing of the Asset Purchase Agreement that Seller enters into this Bill of Sale to sell to Purchaser the Transferred Assets (defined below).

NOW THEREFORE, in consideration of the payment by Purchaser of the Cash Payment and in further consideration of the mutual covenants and agreements contained in the Asset Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby covenant and agree as follows:

1. Transferred Assets. For value received, the receipt and sufficiency of which is hereby acknowledged, effective as of May 31, 2012, Seller hereby sells, conveys, assigns, transfers and delivers to Purchaser, which hereby accepts, all its right, title and interest and benefit in and to:

(a) Intellectual Property. Any and all patents and trade secrets owned and/or developed by ADGC which were used or held for use in the Business;

(b) Equipment. All furniture, equipment, computers, computer equipment, machinery, tools, hand tools, spare parts, test equipment, supplies, inventory, office supplies, telephones, and all other tangible personal property of every kind and description insofar as any of the foregoing relates to the operation of the Business; and

(c)  Inventory.  All goods, items, parts, pieces or materials of every kind necessary in the operation of the Business or produced by or in coordination with the Business, whether diamond, metal or any other substance, wherever located and whether currently in the possession of the Seller or any third party.

(collectively, the “Transferred Assets”):

Exhibit 3.3(b) - Page - 1

TO HAVE AND TO HOLD, all and singular, for its own use forever, the Transferred Assets hereby sold, assigned, transferred, conveyed and delivered, or intended so to be, unto Purchaser, its successors and assigns forever.

2. Excluded Assets. For the avoidance of doubt, Seller shall not be deemed to have sold pursuant to this Bill of Sale any asset other than the Transferred Assets.

3. Relationship with the Asset Purchase Agreement. This Bill of Sale is intended to evidence the consummation of the transactions contemplated by the Asset Purchase Agreement.  This Bill of Sale is made without representation or warranty except as provided in and by the Asset Purchase Agreement.  This Bill of Sale is in all respects subject to the provisions of the Asset Purchase Agreement and is not intended to supersede, limit or qualify any provision of the Asset Purchase Agreement, except that the Schedules attached hereto (if any), shall take precedence over the schedules attached to the Asset Purchase Agreement for purposes of this Bill of Sale.

4. Further Assurances. Each Party hereby agrees on demand to make, execute, acknowledge and deliver any and all further documents and instruments, and to do and cause to be done all such further acts, reasonably requested by the other Party to evidence and/or in any manner to perfect the transfer and assignment to Purchaser of the Transferred Assets contemplated hereby.  Subject to any contrary provisions of the Asset Purchase Agreement, Purchaser is hereby granted the irrevocable right and authority to collect for its own account all accounts and notes receivable and other items included in the Transferred Assets and to endorse with the name of Seller any checks received solely on account of any such accounts and notes receivable or such other items.

5. Successors. This Bill of Sale shall inure to the benefit of and is binding upon the respective successors and assigns of Seller and Purchaser.

6. Risk of Loss.  The risk of loss, injury, destruction or damage to any of the Transferred Assets by fire or other casualty or occurrence shall remain with Seller until transfer to Purchaser.

7. Taxes and Fees.  Seller agrees to indemnify and hold harmless Purchaser with respect to any taxes, fees, commissions or other charges becoming due as a result of this Bill of Sale, except any sales or use tax on the transfer of the Transferred Assets to Purchaser or Purchaser’s subsequent use of the Transferred Assets, which sales and use taxes are the responsibility of the Purchaser.

8. Indemnification. Assignor shall indemnify and hold harmless Assignee and its affiliates, officers, directors, shareholders, employees, partners, agents and representatives from and against any and all loss, liability, damage or expenses which may be incurred by Assignee related to the Assigned Assets or due to any claims of a third-party in connection with the Assigned Assets.

Exhibit 3.3(b) - Page - 2

9. GOVERNING LAW.  THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF SOUTH CAROLINA, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.  Any dispute or controversy arising from this Bill of Sale shall be subject to Section 10.9 of the Asset Purchase Agreement.

10. Modification.  This Bill of Sale shall not be modified or amended except by an instrument in writing signed by authorized representatives of the Parties.

11. Time.  Time is of the essence related to this Bill of Sale.

12. Entire Bill of Sale.  Purchaser and Seller warrant that the terms and conditions of this Bill of Sale were fully read and understood and that they constitute the entire Bill of Sale between the Parties.

13. Unenforceability.  If any one or more provisions of this Bill of Sale shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. Confidentiality.  The entire contents of this Bill of Sale shall remain confidential between all Parties named in this Bill of Sale, except as required by law.

15. Counterparts.  This Bill of Sale may be executed by facsimile or other electronic transmission by the Parties in counterparts.  Following such transmission, the parties agree that executed originals will be forwarded by mail or by courier to the respective parties.

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed by their authorized representatives and effective as of the date first written above.

APOLLO DIAMOND GEMSTONE CORPORATION

By:     /s/ Robert Linares

Name: Robert Linares

Title: Chairman

SCIO DIAMOND TECHNOLOGY CORPORATION

By:    /s/ Joseph D. Lancia

Name: Joseph D. Lancia

Title: Chief Executive Officer

Exhibit 3.3(b) - Page - 3

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AREEMENT (the “Assignment”) is made this 31st day of May 2012, by and between APOLLO DIAMOND GEMSTONE CORPORATION, a corporation duly organized under the laws of the State of Delaware (“Assignor”), and SCIO DIAMOND TECHNOLOGY CORPORATION, a corporation duly organized under the laws of the State of Nevada (“Assignee”).  Assignor and Assignee may be referred to in this Assignment collectively as the “Parties” and individually and a “Party.”  Capitalized terms used herein without definition shall have the meaning ascribed thereto in that certain Asset Purchase Agreement (defined below).

WITNESSETH

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of May 31, 2012 (the “Asset Purchase Agreement”), pursuant to which, among other things, Assignor agreed to assign, and Assignee agreed to assume, certain of the intangible assets and intellectual property of Assignor; and

WHEREAS, it is a condition to the Closing of the Asset Purchase Agreement that the Assignor enters into this Assignment to assign to Assignee the Assigned Assets (defined below).

NOW THEREFORE, through mutual negotiation and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby covenant and agree as follows:

1. Assignment. Assignor hereby assigns all of its rights, obligations, interests and liabilities in any and all patents and trade secrets owned and/or developed by ADGC which were used or held for use in the Business, including any Licensed IP Rights of Assignor, to the Assignee (the “Assigned Assets”) pursuant to the terms of the Asset Purchase Agreement and this Assignment.  As of the date of this Assignment, Assignor shall have no further rights, obligations, interests or liabilities of any kind whatsoever related to the Assigned Assets.

2. Assumption. For and in consideration of the assignments hereunder, Assignee hereby assumes all of Assignor’s rights, obligations, interest and liabilities related to the Assigned Assets to the same extent as though Assignee had been the original owner of the Assigned Assets.

3. Fees. Any registration for the change of the registered owner of the Assigned Assets shall be undertaken by Assignor and Assignor shall bear the registration fees, or other applicable fees, incurred hereby.

4. Ownership. Assignor represents and warrants that Assignor has the exclusive ownership of the Assigned Assets and no rights or equity of any third-party is prejudiced due to the using of the Assigned Assets.  There is no litigation or any other disputes arising from or relating to the Assigned Assets.

Exhibit 3.3(b) - Page - 4

5. Indemnification. Assignor shall indemnify and hold harmless Assignee and its affiliates, officers, directors, shareholders, employees, partners, agents and representatives from and against any and all loss, liability, damage or expenses which may be incurred by Assignee related to the Assigned Assets or due to any claims of a third-party in connection with the Assigned Assets.

6. Dispute Resolution. This Assignment shall be governed by the laws of the State of South Carolina.  Any dispute or controversy arising from this Assignment shall be subject to Section 10.9 of the Asset Purchase Agreement.

7. Entire Assignment. This Assignment contains the entire understanding among the Parties with respect to the matters covered herein and supersedes and cancels any prior understanding with respect to the matter covered herein.

8. No Changes. No changes, alternations or modifications hereto shall be effective unless made in writing and signed by all of the Parties.

9. Severability. Any provision of this Assignment which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof or rendering any other provision of this Assignment invalid or unenforceable.

10. Confidentiality.  The entire contents of this Assignment shall remain confidential between all Parties named in this Assignment, except as required by law.

11. Counterparts.  This Assignment may be executed by facsimile or other electronic transmission by the Parties in counterparts.  Following such transmission, the parties agree that executed originals will be forwarded by mail or by courier to the respective parties.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their authorized representatives and effective as of the date first written above.

APOLLO DIAMOND GEMSTONE CORPORATION

By:    /s/ Robert Linares

Name: Robert Linares

Title: Chairman

SCIO DIAMOND TECHNOLOGY CORPORATION

By:    /s/ Joseph D. Lancia

Name: Joseph D. Lancia

Title: Chief Executive Officer

Exhibit 3.3(b) - Page - 5